EXHIBIT 12


                          CRESTAR FINANCIAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in thousands)
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                                                      Nine Months
                                                        Ended                                   Year Ended
                                                     September 30,                             December 31,
                                                   ---------------         ---------------------------------------------------
                                                  1995        1994         1994        1993        1992       1991        1990


(A)  Income before income taxes                 $214,707    $190,031    $254,698    $203,480    $ 99,490    $ 39,821    $ 71,093

(B)  Interest capitalized                            410           0         107           0          --          --          --

     Fixed charges (excluding interest
       capitalized):

        Amortization of debt issuance costs          200         192         261         171         128         104         224

        Interest component of net rent
           expense                                 4,837       4,286       5,791       5,412       5,673       5,063       4,375

        Interest on short-term borrowing          51,917      33,190      48,169      43,787      38,096     101,164     179,883

        Interest on long-term debt                24,075      13,399      19,507      17,489      17,197      16,021      16,972
                                                --------    --------    --------    --------    --------    --------    --------

(C)  Fixed charges excluding interest on
        deposits                                  81,029      51,066      73,728      66,859      61,094     122,982     201,453

     Interest on deposits                        245,341     203,420     276,542     244,341     326,240     440,196     486,790
                                                --------    --------    --------    --------    --------    --------    --------

(D)  Fixed charges including interest on
        deposits                                 326,370     264,486     350,270     311,200     387,334     563,178     688,243

     Preferred stock dividends                         0           0           0       2,221       2,475       2,576       2,661

     Income tax rate                                34.2%       33.3%       33.6%       31.0%       19.8%       15.2%       14.0%

(E)  Pre-tax earnings required to
        cover preferred stock dividends                0           0           0       3,217       3,086       3,038       3,094



      EARNINGS TO FIXED CHARGES:
        Excluding interest on deposits
           (A+C)/(B+C)                               3.6         4.7         4.4         4.0         2.6         1.3         1.4

        Including interest on deposits
           (A+D)/(B+D)                               1.7         1.7         1.7         1.7         1.3         1.1         1.1

      EARNINGS TO COMBINED FIXED CHARGES
      AND PREFERRED STOCK DIVIDEND
      REQUIREMENTS:
        Excluding interest on deposits
           (A+C)/(B+C+E)                             3.6         4.7         4.4         3.9         2.5         1.3         1.3

        Including interest on deposits
           (A+D)/(B+D+E)                             1.7         1.7         1.7         1.6         1.2         1.1         1.1

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